AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 5, 2007
REGISTRATION NO. 333-142139

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
PRE-EFFECTIVE
AMENDMENT NO. 1
ON
FORM S-3/A
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
VERSO TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	7373 (Primary Standard Industrial Classification Code Number)	41-1484525 (I.R.S. Employer Identification No.)
400 Galleria Parkway
Suite 200
Atlanta, Georgia 30339
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Martin D. Kidder
Chief Financial Officer
400 Galleria Parkway
Suite 200
Atlanta, Georgia 30339
(678) 589-3500
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Lori A. Gelchion, Esq.
Rogers & Hardin LLP
2700 International Tower,
229 Peachtree Street, NE
Atlanta, Georgia 30303
(404) 522-4700
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

Proposed
Title of each class		maximum	Proposed maximum	Amount of
of securities to be	Amount	offering price	aggregate offering	registration
registered	to be registered (1)	per share (2)	price (2)	fee (3)
common stock, par value $.01 per share	7,500,000 shares	$0.93	$6,975,000	$214.13

(1)	Represents (i) 5,000,000 shares of the registrant’s common stock outstanding as of the date hereof and held by certain selling shareholders named in the prospectus contained herein and any supplements thereto and (ii) 2,500,000 shares of the registrant’s common stock issuable upon exercise of warrants outstanding as of the date hereof and held by certain selling shareholders named in the prospectus contained herein and any supplements thereto. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of the registrant’s common stock as may be issuable with respect to the shares being registered hereunder to prevent dilution by reason of any stock dividend, stock split, recapitalization or similar transaction.

(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Section 6(b) of the Securities Act and computed pursuant to Rule 457(c) promulgated under the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high ($0.95) and low ($0.91) sales price of the registrant’s common stock on April 12, 2007, as reported on The Nasdaq Capital Market. It is not known how many shares will be sold under this registration statement or at what price or prices such shares will be sold.

(3)	Previously paid with the initial filing of this registration statement.
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT VERSO TECHNOLOGIES, INC. FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
SUBJECT TO COMPLETION, DATED JUNE 5, 2007
PRELIMINARY PROSPECTUS
7,500,000 SHARES OF COMMON STOCK
OF
VERSO TECHNOLOGIES, INC.
400 Galleria Parkway
Suite 200
Atlanta, Georgia 30339
678-589-3500
This prospectus relates to the resale of up to 7,500,000 shares of common stock, par value $0.01 per share, of Verso Technologies, Inc. (the “Company, “we” or “us”) by the selling shareholders identified in the section of this prospectus titled “Selling Shareholders.” Of the 7,500,000 shares of common stock offered by this prospectus, 5,000,000 of such shares are outstanding and held by the selling shareholders and 2,500,000 are issuable upon exercise of warrants held by the selling shareholders. We will not receive any proceeds from the sale of the shares of common stock offered hereby by the selling shareholders. We will receive, however, the exercise price of any warrants exercised by the selling shareholders. We have agreed to bear all expenses of registration of the common stock offered hereby under Federal and state securities laws.
The common stock is listed on The Nasdaq Capital Market under the symbol “VRSO.” The last reported sale price of the common stock as reported on The Nasdaq Capital Market on June 1, 2007 was $1.00 per share.
The selling shareholders, directly or through agents, brokers or dealers designated from time to time, may sell the shares of common stock offered hereby from time to time on terms to be determined at the time of sale. See the section of this prospectus titled “Plan of Distribution.”
We have also filed with the Securities and Exchange Commission (the “SEC”) (i) a registration statement on Form S-3, as amended (No. 333-133373), registering the resale of up to 11,506,098 shares of common stock; (ii) a registration statement on Form S-3, as amended (No. 333-126223), registering the resale of up to 189,997 shares of common stock; (iii) a registration statement on Form S-3, as amended (No. 333-127817), registering the resale of up to 846,013 shares of common stock; (iv) a registration statement on Form S-3, as amended (No. 333-137138), registering the resale of up to 5,800,000 shares of common stock; (v) a registration statement on Form S-3, as amended (No. 333-138429), registering the resale of up to 2,170,084 shares of common stock; (vi) a registration statement on Form S-3, as amended (No. 333-142340), registering the resale of up to 480,470 shares of common stock; and (vii) a registration statement on Form S-3, as amended (No. 333-142339), registering the resale of up to 183,000 shares of common stock (collectively, the “Concurrent Registration Statements”). Each of the selling shareholders identified in a Concurrent Registration Statement may sell the shares of common stock registered for such shareholder’s account therein from time to time on terms to be determined at the time of sale in accordance with the Plan of Distribution included in the prospectus which forms a part of each such Concurrent Registration Statement.
See the section of this prospectus titled “Risk Factors” beginning on page 5 for certain factors relating to an investment in the shares of common stock offered hereby.

Neither the SEC nor any other state securities commission has approved or disapproved of the common stock offered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is [                    ], 2007.

PROSPECTUS SUMMARY
About Verso Technologies, Inc.
     We are a global technology company providing next-generation network solutions to carriers, enterprises, governments and government related entities. We offer a core-to-edge product portfolio enabling our customers to reduce communications costs, generate additional revenue and secure and optimize network bandwidth. We manufacture, deliver, and support these hardware, software, and service solutions primarily to large wireline, cellular, wireless and satellite carriers. Our product offerings include WiMAX, cellular backhaul, voice over broadband, voice over Internet protocol, integrated access devices, and Internet usage solutions which are enabled by our hardware and software. Our solutions are utilized in mission critical satellite and wireless communications of all kinds. Our proprietary and other technologies utilize the latest industry protocols and are open and scalable providing the customer with the flexibility of rapid deployment, faster revenue generation, performance optimization and efficiency. We have installations in more than 38 countries and sell our products primarily through original equipment manufacturers and other distributor and reseller agreements with several parties.
About the Offering and this Prospectus
     This prospectus relates to the resale of up to 7,500,000 shares of common stock by the selling shareholders identified in this prospectus under the section titled “Selling Shareholders.” Of the 7,500,000 shares of common stock offered by this prospectus, 5,000,000 of such shares are outstanding and held by the selling shareholders and 2,500,000 are issuable upon exercise of warrants held by the selling shareholders. We will not receive any proceeds from the resale of shares by the selling shareholders. We will receive, however, the exercise price of any warrants exercised by the selling shareholders. See the section of this prospectus titled “Use of Proceeds.” We have agreed to bear all expenses of registration of the common stock offered by this prospectus.
     This prospectus is part of a registration statement that we have filed with the SEC utilizing a “shelf” registration process. Under the shelf registration process, the selling shareholders may, from time to time, sell the shares of common stock described in this prospectus. We may prepare a prospectus supplement at any time to add, update or change the information contained in this prospectus. This prospectus does not contain all the information you can find in the registration statement or the exhibits filed with or incorporated by reference into the registration statement. Whenever a reference is made in this prospectus to an agreement or other document of ours, be aware that such reference is not necessarily complete and you should refer to the exhibits that are filed with or incorporated by reference in the registration statement for a copy of the agreement or other document. You should read this prospectus and any prospectus supplement together with the registration statement, the exhibits filed with or incorporated by reference into the registration statement and the additional information described in the section of this prospectus titled “Where You Can Find More Information.”

RISK FACTORS
The price of the common stock has been volatile.
The stock market in general and the market for technology companies in particular, has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. From September 4, 2003 to May 31, 2007, the per share closing price of the common stock on The Nasdaq Capital Market (formerly known as The Nasdaq SmallCap Market) fluctuated from a high of $25.35 to a low of $0.83. We believe that the volatility of the price of the common stock does not solely relate to our performance and is broadly consistent with volatility experienced in our industry. Fluctuations may result from, among other reasons, responses to operating results, announcements by competitors, regulatory changes, economic changes, market valuation of technology firms and general market conditions.
In addition, in order to respond to competitive developments, we may from time to time make pricing, service or marketing decisions that could harm our business. Also, our operating results in one or more future quarters may fall below the expectations of securities analysts and investors. In either case, the trading price of the common stock would likely decline.
The trading price of the common stock could continue to be subject to wide fluctuations in response to these or other factors, many of which are beyond our control. If the market price of the common stock decreases, then shareholders may not be able to sell their shares of common stock at a profit.
We have significant market overhang which could adversely affect the trading price of our common stock.
     As of May 31, 2007, we had (i) 57,058,559 shares of common stock outstanding, (ii) approximately 4.3 million shares of common stock issuable upon exercise of outstanding options, (iii) approximately 15.5 million shares of common stock issuable upon exercise of outstanding warrants and (iv) approximately 5.5 million shares of common stock issuable upon conversion of the principal amount of our outstanding convertible debentures. If all the outstanding options, warrants and convertible debentures were exercised or converted, as applicable, by their holders, then approximately an additional 25.3 million shares of common stock would be outstanding. This would represent an approximate 44% increase in our outstanding common stock. The convertible debentures are convertible, and a vast majority of the outstanding options and warrants are exercisable, at prices currently above the public trading prices of the common stock. However, in the event that even a portion of these outstanding options and warrants were to be exercised, or a portion of the convertible debentures were to be converted, the resulting dilution could depress the trading price of the common stock. In addition, we are registering 7,500,000 shares of common stock for resale by the selling shareholders in this prospectus and have registered, or are registering, an additional 21,175,662 shares of common stock for resale pursuant to the Concurrent Registration Statements described on the cover page of this prospectus. If a significant portion of these shares were sold by the selling shareholders in the public marketplace, such sales could also have a severe and adverse material affect on the trading price of the common stock.
We may be unable to fund future growth.
Our business strategy calls for growth internally as well as through acquisitions. We have invested substantial funds in our sales and marketing efforts in order to grow revenues. This strategy to increase sales and marketing resources as well as other strategies for growth internally which we may implement now or in the future will require funding for additional personnel, capital expenditures and other expenses, as well as for working capital purposes. Financing may not be available to us on favorable terms or at all. If adequate funds are not available on acceptable terms, then we may not be able to meet our business objectives for expansion. This, in turn, could harm our business, results of operations and financial condition. In addition, if we raise additional funds through the issuance of equity or convertible debt securities, then the percentage ownership of our shareholders will be reduced, and any new securities could have rights, preferences and privileges senior to those of the common stock. Furthermore, if we raise capital or acquire businesses by incurring indebtedness, then we will become subject to the risks associated with indebtedness, including interest rate fluctuations and any financial or other covenants that our lender may require. Moreover, if our strategy to invest in our sales and marketing efforts in order to grow revenues does not produce the desired result, then we will have incurred significant expenses which we may or may not have obtained adequate funding to cover.
We have a history of losses and may not be profitable in the future.
We have a history of net losses, including net losses of $5.0 million for the quarter ended March 31, 2007, $17.8 million for the 2006 fiscal year, $20.1 million for the 2005 fiscal year, $38.8 million for the 2004 fiscal year, $18.3 million for the 2003 fiscal year, $2.7 million for the 2002 fiscal year and $147.6 million for the 2001 fiscal year. As of March 31, 2007, we had an accumulated deficit of $354.8 million. Further, developing our business strategy and expanding our services will require significant additional capital and other expenditures. Accordingly, if we are not able to increase our revenue, then we may never generate sufficient revenues to achieve or sustain profitability.
The common stock may be delisted from The Nasdaq Capital Market.
The common stock is currently quoted on The Nasdaq Capital Market. We must satisfy certain minimum listing maintenance requirements to maintain such quotation, including a series of financial tests relating to shareholders equity or net income or market value, public float, number of market makers and shareholders, market capitalization, and maintaining a minimum bid price of $1.00 per share for the common stock. In the past, we have experienced periods in which the minimum bid price for the common stock fell below $1.00 per share.
On August 28, 2006, The Nasdaq Stock Market notified us that for the last 30 consecutive business days the bid price for the common stock had closed below the minimum $1.00 per share requirement for continued inclusion of the common stock on The Nasdaq Capital Market as required by Marketplace Rule 4310(c)(4) (the “Rule”). In accordance with Marketplace Rule 4310(c)(8)(D), we had 180 calendar days, or until February 26, 2007, to regain compliance with the Rule, which we did in November 2006.
If the bid price of the common stock were to remain below $1.00 per share for 30 consecutive trading days, or if we were unable to continue to meet The Nasdaq Capital Market’s other listing standards, then The Nasdaq Stock Market would notify us that the common stock could be delisted from The Nasdaq Capital Market. If the common stock is delisted from The Nasdaq Capital Market, then the common stock may trade on the Over-the-Counter-Bulletin Board, which is viewed by most investors as a less desirable and less liquid market place. Delisting from The Nasdaq Capital Market could make trading the common stock more difficult for our investors, leading to declines in share price. Delisting of the common stock would also make it more difficult and expensive for us to raise additional capital. Furthermore, delisting of the common stock is an event of default under our credit facility with our primary lender, our outstanding 6.75% senior unsecured convertible debentures and, through certain cross default provisions, the Loan and Security Agreement we entered into with Clarent Corporation in connection with our acquisition of substantially all of the business assets, and certain related liabilities, of Clarent Corporation on February 12, 2003.
We may be required to pay liquidated damages to the selling shareholders under certain circumstances.
     Pursuant to the registration rights agreements we have entered into with the selling shareholders, we have agreed to pay to the selling shareholders certain liquidated damages in the event we do not meet certain of our obligations under such registration rights agreements, including, among other things, if (i) the registration statement of which this prospectus is a part is not declared effective by the SEC on or before June 15, 2007 (or July 16, 2007, in the event of a “full review” of the registration statement by the SEC), (ii) we do not file a pre-effective amendment or otherwise respond to comments made by the SEC with respect to the registration statement of which this prospectus is a part within twenty (20) days after receipt of such comments or (iii) after the date the registration statement of which this prospectus is a part is declared effective by the SEC, such registration statement ceases to remain continuously effective or the selling shareholders are not permitted to use this prospectus as required by the registration rights agreements for more than fifteen (15) consecutive calendar days or more than an aggregate of twenty (20) calendar days during any twelve (12)-month period. If any of the foregoing events occurs, then on the date of such event and each monthly anniversary of such date until we are able to cure such event, we will be required to pay to the selling shareholders a cash payment equal to 1.5% of the aggregate purchase price paid by the selling shareholders for the shares offered hereby; however, the maximum aggregate liquidated damages we may be obligated to pay may not exceed $1,200,000 (or 24% of the aggregate purchase price paid by the selling shareholders for the shares offered hereby). The selling shareholders paid an aggregate purchase price of $5.0 million for the shares offered hereby. If we are unable to satisfy our obligations under the registration rights agreements with our selling shareholders and we are obligated to pay liquidated damages, it may have a materially adverse effect on our cash flow and results of operations.
Our growth could be limited if we are unable to attract and retain qualified personnel.
We believe that our success depends largely on our ability to attract and retain highly skilled and qualified technical, managerial and marketing personnel. Competition for highly skilled engineering, sales, marketing and support personnel is intense because there is a limited number of people available with the necessary technical skills and an understanding of the markets which we serve. Workforce reductions by us during recent years may adversely affect our ability to retain our current employees and recruit new employees. The inability to hire or retain qualified personnel could hinder our ability to implement our business strategy and harm our business.

We are exposed to the general conditions of the telecommunications market.
Our business is subject to global economic conditions, and in particular, market conditions in the telecommunications industry. Our operations could be adversely affected if capital spending from telecommunications service providers does not grow or declines. If global economic conditions worsen, or if the prolonged slowdown in the telecommunications industry continues, then we may experience adverse operating results.
Our need to invest in research and development could harm our operating results.
Our industry is characterized by the need for continued investment in research and development. If we fail to invest sufficiently in research and development, then our products could become less attractive to potential customers, which could have a material adverse effect on our results of operations and financial condition. As a result of our need to maintain or increase our spending levels in this area, our operating results could be materially harmed if our net sales fall below expectations. In addition, as a result of the need for research and development and technological innovation, our operating costs may increase in the future.
The market for converged communications solutions is still in its infancy and rapidly evolving. If this market does not develop and grow as expected, then it could have a material adverse effect on our business.
While we believe there is a significant growth opportunity in providing converged communications solutions to our customers, there can be no assurances that this technology will be widely accepted or that a viable market for our products will fully develop or be sustainable. If this market does not develop, or develops more slowly than expected, then we may not be able to sell our products in significant volume, or at all. Due to the intense competition in this market and the recent introduction of this technology, there can be no assurance that we will succeed in this evolving marketplace.
Intellectual property infringement claims against us, even without merit, could require us to enter into costly licenses or deprive us of the technology we need.
Our industry is technology intensive. As the number of competitors in our target markets increases and the functionality of the products produced by such competitors further overlaps, third parties may claim that the technology we develop or license infringes their proprietary rights. Any claims against us or any of our subsidiaries may affect our business, results of operations and financial conditions. Any infringement claims, even those without merit, could require us to pay damages or settlement amounts or could require us to develop non-infringing technology or enter into costly royalty or licensing agreements to avoid service implementation delays. Any litigation or potential litigation could result in product delays, increased costs or both. In addition, the cost of litigation and the resulting distraction of our management resources could have a material adverse effect on our results of operations and financial condition. If successful, a claim of product infringement could deprive us of the technology we need altogether.
Failure to protect our intellectual property rights could have a material adverse effect on our business.
Our success depends in part upon the protection of our proprietary application software and hardware products. We have taken steps that we believe are adequate to establish, protect and enforce our intellectual property rights. We cannot assure you that these efforts will be adequate. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain rights to use our products or technology.
We have pending several patent applications related to our products. There can be no assurance that these patents will be issued. Even if these patents are issued, the limited legal protection afforded by patent, trademark, trade secret and copyright laws may not be sufficient to protect our proprietary rights to the intellectual property covered by these patents.
Furthermore, the laws of many foreign countries in which we do business do not protect intellectual property rights to the same extent or in the same manner as do the laws of the United States. In addition, it is necessary to file for patent and trademark protection in foreign countries in order to obtain legal protection in those countries. We have made such filings only on a limited basis. These efforts may not be sufficient and additional filings may be cost prohibitive. Additionally, even if our domestic and international efforts are successful, our competitors may independently develop non-infringing technologies that are substantially similar or superior to our technologies.
If our products contain defects, then our sales are likely to suffer, and we may be exposed to legal claims.
Our business strategy calls for the development of new products and product enhancements which may from time to time contain defects or result in failures that we did not detect or anticipate when introducing such products or enhancements to the market. In addition, the markets in which our products are used are characterized by a wide variety of standard and non-standard configurations and by errors, failures and bugs in third-party platforms that can impede proper operation of our products. Despite product testing by us, defects may still be discovered in some new products or enhancements after the products or enhancements are delivered to customers. The occurrence of these defects could result in product returns, adverse publicity, loss of or delays in market acceptance of our products, delays or cessation of service to our customers or legal claims by customers against us.
To the extent that contractual provisions that limit our exposure to legal claims are unenforceable or are not included in contracts or such claims are not covered by insurance, a successful products liability claim could have a material adverse effect on our business, results of operations and financial condition.
We may be obligated to indemnify customers who purchase equipment from us against claims of patent infringement.
In the course of our business, we may sell certain equipment and license software to our customers, and in connection with such sale and license, may agree to indemnify these customers from claims made against them by third parties for patent infringement related to such equipment and software. If we are required to make any payments in respect of these indemnification obligations, then it could have a material adverse effect on our business, results of operations and financial condition.
Our focus on emerging markets could make achievement of our sales goals more difficult.
We focus a large part of our sales efforts on emerging markets, including the Middle East, Africa and Latin America. These markets can be more volatile and less predictable than more developed markets. In addition, there is less of a track record for demand for communications products in these markets and both service providers and end users tend to have less capital to spend on communications products. These elements could impact our ability to meet our sales objectives.
Sales to customers based outside the United States have accounted for a significant portion of our revenues, which exposes us to risks inherent in international operations.
International sales represented 49% of the revenues for the Technologies Group for the year ended December 31, 2006 and 73% of the revenues for such group for the year ended December 31, 2005. International sales are subject to a number of risks, including changes in foreign government regulations, laws, and communications standards; export license requirements; currency fluctuations, tariffs and taxes; other trade barriers; difficulty in collecting accounts receivable; longer accounts receivable collection cycles; difficulty in managing across disparate geographic areas; difficulties in hiring qualified local personnel; difficulties associated with enforcing agreements and collecting receivables through foreign legal systems; expenses associated with localizing products for foreign markets; and political and economic instability, including disruptions of cash flow and normal business operations that may result from terrorist attacks or armed conflict.
If the relative value of the U.S. dollar in comparison to the currency of our foreign customers should increase, then the resulting effective price increase of our products to these foreign customers could result in decreased sales. In addition, to the extent that general economic downturns in particular countries or regions impact our customers, the ability of these customers to purchase our products could be adversely affected especially for some of the more significant projects. Payment cycles for international customers can be longer than those for customers in the United States. The foreign markets for our products may develop more slowly than currently anticipated. Also, our ability to expand the sale of certain of our products internationally is limited by the necessity of obtaining regulatory approval in new countries. We anticipate that our non-Canadian, foreign sales will generally be invoiced in U.S. dollars, and do not currently plan to engage in foreign currency hedging transactions. As we expand our international operations, however, we may allow payment in foreign currencies, and exposure to losses in foreign currency transactions may increase. We may choose to limit any currency exposure through the purchase of forward foreign exchange contracts or other hedging strategies. Our future currency hedging strategies if employed may not be successful.
Our dependence on contract manufacturers and suppliers could result in product delivery delays.
We currently use contract manufacturers to manufacture a significant portion of our NetPerformer and Verilink products. We also have in the past contracted with a firm in India to perform a significant portion of software development for our softswitch products. Our reliance on contract manufacturers and contract software developers involves a number of risks, including the absence of adequate capacity, the unavailability of, or interruptions in access to necessary manufacturing processes and reduced control over delivery schedules. If our contract manufacturers or software development contractor are unable or unwilling to continue manufacturing our products and components in required volumes or to develop software features on the required time schedule, then we will have to identify one or more acceptable alternatives. The use of new manufacturers may cause significant interruptions in supply if the new manufacturers have difficulty manufacturing products to our specifications. The engagement of new software developers or a new contractor may cause delay in delivery of features while the new developers are being trained to work with the software. Further, the introduction of new manufacturers or developers may increase the variance in the quality of our products. In addition, we rely upon third-party suppliers of specialty components and intellectual property used in our products. It is possible that a component needed to complete the manufacture of our products may not be available at acceptable prices or on a timely basis, if at all. Inadequate supplies of components, or the loss of intellectual property rights, could affect our ability to deliver products to our customers. Any significant interruption in the supply of our products would result in the reduction of product sales to customers, which in turn could permanently harm our reputation in the industry.
We may be subject to litigation.
We may be subject to claims involving how we conduct our business or the market for or issuance of the common stock or other securities. Any such claims against us may affect our business, results of operations and financial condition. Such claims, including those without merit, could require us to pay damages or settlement amounts and would require a substantial amount of time and attention from our senior management as well as considerable legal expenses. Although we do not anticipate that our activities would warrant such claims, there can be no assurances that such claims will not be made.
We derive a substantial amount of our revenues from channel distribution partners and such revenues may decline significantly if any major partner cancels or delays a purchase of our products.
We use an indirect sales model to derive a substantial portion of our revenue. Failure to generate revenue as expected from this channel could have a material adverse effect on our results of operations and financial condition.
No channel partner or distributor is obligated to purchase additional products or services from us. Accordingly, present and future partners may terminate their purchasing arrangements with us or significantly reduce or delay their orders. Any termination, change, reduction or delay in orders could have a material adverse effect on our results of operations and financial condition. In addition, we currently have varying distribution, marketing and development arrangements with our partners. There is no assurance that we will continue to enjoy the support and cooperation that we have historically experienced from these parties or their associated distribution channels. Also, there is no certainty that these parties will continue to offer our products in their sales portfolio. It is possible that these vendors may seek to offer broader product lines and solutions that are competitive with our products. In addition, they may change their distribution models which could negatively impact revenues of ours. Furthermore, we must correctly anticipate the price, performance and functionality requirements of these partners and must successfully develop products that meet end user requirements and make these products available on a timely basis and in sufficient quantities in order to sustain and grow our business.
Our inability to develop and maintain relationships with key technology suppliers could harm our ability to sustain and grow our business.
Our success depends to a significant degree upon our continued relationships with leading technology suppliers. The standards for telephony equipment and data networks are evolving, and our products may not be compatible with new technology standards that may emerge. If we are unable to provide our customers with interoperable solutions, then they may make purchases from vendors who provide the requisite product interoperability. This could have a material adverse effect on our results of operations and financial condition.
Compliance or the failure to comply with current and future environmental regulations could cause us significant expense.
We are subject to a variety of federal, state, local and foreign environmental regulations. If we fail to comply with any present and future regulations, we could be subject to future liabilities, the suspension of production or a prohibition on the sale of our products. In addition, such regulations could require us to incur other significant expenses to comply with environmental regulations, including expenses associated with the redesign of any non-compliant product. From time to time new regulations are enacted, and it is difficult to anticipate how such regulations will be implemented and enforced. For example, in 2003 the European Union enacted the Restriction on the Use of Certain Hazardous Substances in Electrical and Electronic Equipment Directive and the Waste Electrical and Electronic Equipment Directive, for implementation in European Union member states. Similar legislation is currently in force or is being considered in the United States, as well as other countries, such as Japan and China. The failure to comply with any of such regulatory requirements or contractual obligations could result in our being liable for costs, fines, penalties and third-party claims, and could jeopardize our ability to conduct business in the jurisdictions where these regulations apply.
FORWARD-LOOKING STATEMENTS
     This prospectus, including the sections of this prospectus titled “Prospectus Summary” and “Risk Factors” and other sections, contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include certain statements regarding intent, belief or current expectations about matters (including statements as to “beliefs,” “expectations,” “anticipations,” “intentions” or similar words). Forward-looking statements are also statements that are not statements of historical fact. Because these statements are based on factors that involve risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. These factors include, among others:
•	the volatility of the price of the common stock;

•	our ability to fund future growth;

•	our ability to attain profitability;

•	our ability to maintain the listing of the common stock on The Nasdaq Capital Market;

•	our obligation to pay the selling shareholders liquidated damages under certain circumstances;

•	our ability to attract and retain qualified personnel;

•	general economic conditions of the telecommunications market;

•	our research and development expenditures;

•	market demand for, and market acceptance of, our products;

•	legal claims against us, including, but not limited to, claims of patent infringement;

•	our ability to protect our intellectual property;

•	defects in our products;

•	our obligations to indemnify certain customers;

•	our exposure to risks inherent in international operations and emerging markets;

•	our dependence on contract manufacturers and suppliers;

•	general economic and business conditions;

•	other risks and uncertainties included in the section of this prospectus titled “Risk Factors”; and

•	other factors disclosed in our other filings made with the SEC.
THE COMPANY
General
     We are a global technology company providing next-generation communications network solutions to carriers, enterprises, governments and government related entities. We offer a core-to-edge product portfolio enabling our customers to reduce communications costs, generate additional revenue, and secure and optimize network bandwidth. We manufacture, deliver, and support these hardware, software, and service solutions primarily to large wireline, cellular, wireless and satellite carriers. Our product offerings include WiMAX, cellular backhaul, voice over broadband, voice over Internet protocol, integrated access devices, and Internet usage solutions which are enabled by our hardware and software. Our solutions are utilized in mission critical satellite and wireless communications of all kinds. Our proprietary and other technologies utilize the latest industry protocols and are open and scalable providing the customer with the flexibility of rapid deployment, faster revenue generation, performance optimization and efficiency. We have installations in more than 38 countries and sell our products primarily through original equipment manufacturers and other distributor and reseller agreements with several parties.
     Our headquarters is located at 400 Galleria Parkway, Suite 200, Atlanta, Georgia 30339, and the telephone number at that location is (678) 589-3500. We maintain a worldwide web address at www.verso.com.
     Our operations include two separate business segments: (a) the Technologies Group, which includes our softswitching, I-Master, and NetPerformer divisions, our Telemate.Net Software, Inc. subsidiary, and our Verso Verilink, LLC subsidiary; and (b) the Advanced Applications Services Group, which includes our technical applications support group and customer care center.
Technologies Group
     The Technologies Group develops softswitch, software and hardware-based converged packet solutions that use next generation protocols such as voice over Internet protocol, voice over Internet protocol-based applications and server devices that provide multiplexing and transport of voice and data services, as well as other advanced protocols for specialized applications such as a Global System for Mobile Communication and CDMA backhaul and voice/data over satellite transmissions. Focused on the voice over Internet protocol, GSM, pre-paid, postpaid, and integrated access device sectors of the communications industry, the Technologies Group sells its hardware and software, integration, and technical training and support services domestically and internationally. The group’s solutions offer customers seeking to build converged packet-based voice and data networks the ability to rapidly deploy highly efficient converged communication networks which are more cost-effective to operate and which enhance revenues by supporting innovative, higher margin services. In addition, the Technologies Group offers software-based solutions for Internet access and usage management that include call accounting and usage reporting for Internet protocol network devices. The Technologies Group differentiates its solutions portfolio from those of our competitors by providing complete, end-to-end, bundled solutions that range from the central core to the edge of the network, as well as offering applications that generate and enhance revenues. The Advanced Applications Services Group includes outsourced technical application services and application installation and training services to both customers of the Technologies Group and outside customers.
     Our primary base of customers of the Technologies Group consists of large, domestic and international Tier I telecommunications carriers, emerging international service providers, domestic rural carriers, and Internet service providers.
Advanced Applications Services Group
     Our Advanced Applications Services Group consists of our technical assistance center which provides support for our technical applications and services to outside customers and customers of our Technologies Group.
     Our Advanced Applications Services Group delivers full-service, custom technical support to customers that want to ensure satisfaction with each end-user technology interaction, and supports all of our product lines, allowing us to better leverage resources while ensuring the highest level of customer support. Our Advanced Applications Services Group delivers 24 x 7 help desk support, Tier I, II and III product support, insourcing, on-site deployment services, hardware and software training, and project management resources.
SELLING SHAREHOLDERS
     In January and February 2007, we issued to certain institutional investors in a private placement transaction an aggregate of 5,000,000 shares of common stock and warrants to purchase 2,500,000 shares of common stock (the “Investor Warrants”) for an aggregate purchase price of $5,000,000 (the “Private Placement”). The Investor Warrants have a 5-year term and an initial exercise price of $1.25 per share. The exercise price of the Investor Warrants, but not the number of shares of common stock issuable upon exercise thereof, is subject to adjustment in the event of certain dilutive issuances. As part of the Private Placement, we also issued warrants to purchase an aggregate of 200,000 shares of common stock to certain placement agents (the “Placement Agent Warrants”), which are on substantially the same terms as the Investor Warrants. We have agreed to register for resale all of the shares of common stock issued in the Private Placement and issuable upon exercise of the Investor Warrants and the Placement Agent Warrants. Of the 7,500,000 shares of common stock registered hereby (i) 5,000,000 shares are outstanding and were issued to investors in the Private

Placement and (ii) 2,500,000 shares are issuable upon exercise of the Investor Warrants. We intend to register the resale of the shares of common stock issuable upon exercise of the Placement Agent Warrants on a registration statement to be filed by us after the date hereof.
     The following table sets forth certain information regarding the selling shareholders and the shares of common stock beneficially owned by them available to us as of May 31, 2007. The selling shareholders may use this prospectus for the resale of shares of common stock being registered hereunder for their accounts, although no selling shareholder is obligated to sell any such shares. We are not able to estimate the number of shares of common stock that will be held by the selling shareholders after the completion of this offering because the selling shareholders may offer all, some, or none of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of such shares. The following table assumes that all of the shares of common stock being registered hereby will be sold.

					Shares of Common
	Shares of Common				Stock Beneficially
	Stock Beneficially		Number of		Owned After the
	Owned Prior to the		Shares Being		Offering (1)(2)(3)
Selling Shareholder	Offering (1)		Offered		Number	Percent
Arcadia Securities, LLC [4]	450,000	[5]	450,000	[6]	0	—
Cranshire Capital, L.P. [7]	1,043,409	[8]	375,000	[9]	668,409	1.2%
Crescent Capital International Ltd. [10]	1,125,000	[11]	1,125,000	[11]	0	—
Enable Growth Partners LP [12]	2,550,000	[13]	2,550,000	[13]	0	—
Enable Opportunity Partners LP [14]	300,000	[15]	300,000	[15]	0	—
Hudson Bay Fund LP [16]	352,500	[17]	352,500	[17]	0	—
Hudson Bay Overseas Fund LTD. [18]	397,500	[19]	397,500	[19]	0	—
Iroquois Master Fund Ltd. [20]	3,727,557	[21]	750,000	[22]	2,977,557	5.0%
Pierce Diversified Strategy Master Fund LLC, Ena [23]	150,000	[24]	150,000	[24]	0	—
Portside Growth and Opportunity Fund [25]	1,325,287	[26]	375,000	[27]	950,287	1.6%
Sandor Capital Master Fund, L.P. [28]	405,000	[29]	375,000	[29]	30,000	*
Satellite Strategic Finance Associates, LLC [30]	1,449,411		300,000	[32]	1,149,411	2.0%

*	Represents less than 1% of the issued and outstanding shares of common stock as of May 31, 2007.

[1]	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to which a selling shareholder is deemed to have beneficial ownership of any shares of common stock that such shareholder has the right to acquire within 60 days of May 31, 2007.

[2]	Based upon 57,058,559 shares of common stock outstanding as of May 31, 2007. For the purposes of computing the percentage of outstanding shares of common stock held by the selling shareholders named above, any shares which such shareholder has the right to acquire within 60 days of May 31, 2007, are deemed to be outstanding.

[3]	Assumes that all shares of common stock being offered and registered hereunder are sold, although the selling shareholders are not obligated to sell any such shares.

[4]	Thomas P. Kikis exercises on behalf of Arcadia Securities, LLC (“Arcadia”) voting and dispositive power with respect to the shares of common stock registered hereby for the account of Arcadia. In addition to being an investor in the Private Placement, Arcadia also rendered placement agent services to us in the Private Placement and, in exchange therefore, we paid to Arcadia a cash fee equal to $33,000 and issued Placement Agent Warrants to purchase 22,000 shares of common stock as instructed by Arcadia to certain of its principals. Arcadia is a registered broker dealer and, as a registered broker dealer, is an “underwriter” within the meaning of the Securities Act. With respect to the securities issued and issuable to Arcadia as an investor in the Private Placement, Arcadia has represented to us that it bought such securities in the ordinary course of business, as principal for its own account and not with a view to or for distributing or reselling such securities, has no intention of distributing such securities in violation of the securities laws and has no direct or indirect arrangement or understanding with any person to distribute or regarding the distribution of such securities.

[5]	Includes 150,000 shares of common stock issuable upon exercise of an Investor Warrant.

[6]	Includes 150,000 shares of common stock issuable upon exercise of an Investor Warrant.

[7]	Mitchell P. Kopin, the president of Downsview Capital, Inc., the general partner of Cranshire Capital, L.P., has sole voting control and investment discretion over securities held by Cranshire Capital, L.P. Each of Mitchell P. Kopin and Downsview Capital, Inc. disclaims beneficial ownership of the shares held by Cranshire Capital, L.P.

[8]	Includes (i) 405,702 shares of common stock issuable upon conversion of a 6% Senior Unsecured Debenture issued by us on February 4, 2005 with a current conversion price of $1.90 and due February 3, 2009 (the “Debenture”); (ii)160,000 shares of common stock issuable upon exercise of a Series A Warrant issued by us on February 4, 2005 with a current exercise price of $2.46 which expires on February 4, 2010 (a “Series A Warrant”); and (iii) 125,000 shares of common stock issuable upon exercise of an Investor Warrant.

[9]	Includes 125,000 shares of common stock issuable upon exercise of an Investor Warrant.

[10]	Maxi Brezzi and Bachir Taleb-Ibrahimi exercise on behalf of Crescent International Ltd. (“Crescent”) voting and dispositive power with respect to the shares of common stock registered hereby for the account of Crescent.

[11]	Includes 375,000 shares of common stock issuable upon exercise of an Investor Warrant.

[12]	Mitch Levine, Managing Partner of Enable Growth Partners LP (“Enable Growth”), exercises on behalf of Enable Growth voting and dispositive power with respect to the shares of common stock registered hereby for the account of Enable Growth.

[13]	Includes 850,000 shares of common stock issuable upon exercise of an Investor Warrant.

[14]	Mitch Levine, Managing Partner of Enable Opportunity Partners LP (“Enable Opportunity”), exercises on behalf of Enable Opportunity voting and dispositive power with respect to the shares of common stock registered hereby for the account of Enable Opportunity.

[15]	Includes 100,000 shares of common stock issuable upon exercise of an Investor Warrant.

[16]	Sander Gerber, Yoav Roth and John Doscas share voting and dispositive power with respect to the shares of common stock registered hereby for the account of Hudson Bay Fund LP (“Hudson Bay”). Messrs. Gerber, Roth and Doscas disclaim beneficial ownership over such shares. Hudson Bay is an affiliate of a registered broker dealer and has represented to us that it purchased the securities registered hereby for its account in the ordinary course of business and, at the time of purchase of the securities to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute such securities.

[17]	Includes 117,500 shares of common stock issuable upon exercise of an Investor Warrant.

[18]	Sander Gerber, Yoav Roth and John Doscas share voting and dispositive power with respect to the shares of common stock registered hereby for the account of Hudson Bay Overseas Fund Ltd. (“Hudson Bay Overseas”). Messrs. Gerber, Roth and Doscas disclaim beneficial ownership over such shares. Hudson Bay Overseas is an affiliate of a registered broker dealer and has represented to us that it purchased the securities registered hereby for its account in the ordinary course of business and, at the time of purchase of the securities to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute such securities.

[19]	Includes 132,500 shares of common stock issuable upon exercise of an Investor Warrant.

[20]	Joshua Silverman exercises on behalf of Iroquis Master Fund Ltd. (“Iroquis”) voting and dispositive power with respect to the shares of common stock registered hereby for the account of Iroquis.

[21]	Includes (i) 811,404 shares of common stock issuable upon conversion of a Debenture; (ii) 320,000 shares of common stock issuable upon exercise of a Series A Warrant; (iii) 1,346,154 shares of common stock issuable upon exercise of a warrant with an exercise price of $1.56 which expires on August 17, 2011 and was issued in connection with a private placement conducted by us in February 2006; and (iii) 250,000 shares of common stock issuable upon exercise of an Investor Warrant.

[22]	Includes 250,000 shares of common stock issuable upon exercise of an Investor Warrant.

[23]	Mitch Levine, Managing Partner of Pierce Diversified Strategy Master Fund LLC, Ena (“Pierce”), exercises on behalf of Pierce voting and dispositive power with respect to the shares of common stock registered hereby for the account of Pierce.

[24]	Includes 50,000 shares of common stock issuable upon exercise of an Investor Warrant.

[25]	Ramius Capital Group, L.L.C. (“Ramius Capital”) is the investment advisor of Portside Growth and Opportunity Fund (“Portside”) and exercises on behalf of Portside voting and dispositive power with respect to the shares of common stock registered hereby for the account of Portside. Ramius Capital disclaims beneficial ownership of such shares. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares of common stock deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of such shares. An affiliate of Ramius Capital Group is a NASD member; however, this affiliate will not sell any shares to be offered by Portside through this prospectus and will receive no compensation whatsoever in connection with sales of shares by Portside through this prospectus. Portside, an affiliate of a registered broker dealer, has represented to us that it purchased the securities registered hereby for its account in the ordinary course of business and, at the time of purchase of the securities to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute such securities.

[26]	Includes (i) 682,891 shares of common stock issuable upon conversion of a Debenture; (ii)160,000 shares of common stock issuable upon exercise of a Series A Warrant; and (iii) 125,000 shares of common stock issuable upon exercise of an Investor Warrant.

[27]	Includes 125,000 shares of common stock issuable upon exercise of an Investor Warrant.

[28]	John S. Lemak exercises on behalf of Sandor Capital Master Fund, L.P. (“Sandor”) voting and dispositive power with respect to the shares of common stock registered hereby for the account of Sandor.

[29]	Includes 125,000 shares of common stock issuable upon exercise of an Investor Warrant.

[30]	The discretionary investment manager of Satellite Strategic Finance Associates, LLC (“Satellite”) is Satellite Asset Management, L.P. (“SAM”). The controlling entity of SAM is Satellite Fund Management, LLC (“SFM”). The managing members of SFM are Lief Rosenblatt, Mark Sonnino and Gabe Nechamkin, who exercise on behalf of Satellite voting and dispositive power with respect to the shares of common stock registered hereby for the account of Satellite. SAM, SFM and each named individual disclaims beneficial ownership of the shares registered hereby for the account of Satellite.

[31]	Includes (i) 812,823 shares of common stock issuable upon conversion of a Debenture; (ii) 242,588 shares of common stock issuable upon exercise of a Series A Warrant; (iii) 94,000 shares of common stock issuable upon exercise of a warrant with an exercise price of $5.16 which expires on February 24, 2011 and was issued in connection with a private placement conducted by us in February 2004; and (iv) 100,000 shares of common stock issuable upon exercise of an Investor Warrant.

[32]	Includes 100,000 shares of common stock issuable upon exercise of an Investor Warrant.
USE OF PROCEEDS
     We will not receive any of the proceeds of any sale by the selling shareholders of the common stock registered hereby. We will receive, however, the exercise price of any Investor Warrants exercised by the selling shareholders.
PLAN OF DISTRIBUTION
     Each selling shareholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for our account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.
     The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.
     Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440 and, in the case of a principal transaction a markup or markdown, in compliance with NASDR IM-2440.
     In connection with the sale of the common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
     The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).
     We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
     Because selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling shareholders.
     We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling shareholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at the SEC’s public reference room located at 100 F Street, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services and through the web site maintained by the SEC at www.sec.gov. Our internet address is www.verso.com.
     The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate into this prospectus by reference (i) the following documents that we have filed with the SEC (except for such documents or portions thereof that state that they are furnished to, but not filed with, the SEC), (ii) all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of this registration statement, and (iii) all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until all of the securities offered hereby are sold:

(i)	our Annual Report on Form 10-K for the year ended December 31, 2006 and our Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2006, filed on April 30, 2007;

(ii)	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

(iii)	our Current Reports on Form 8-K filed with the SEC on January 8, 2007, January 31, 2007, February 1, 2007, February 2, 2007, February 6, 2007, February 12, 2007, March 7, 2007, April 5, 2007, April 18, 2007, April 23, 2007, May 3, 2007, and June 1, 2007;

(iv)	our Amendment No. 1 to Current Report on Form 8-K/A dated August 31, 2006, which sets forth the audited consolidated financial statements of Verilink Corporation and the proforma financial information relating thereto as required by Rule 3-05 and Article 11 of Regulation S-X; and

(v)	the description of the common stock contained in our Registration Statement on Form 8-A (file no. 0-22190), filed with the SEC on August 24, 1993.

     You may request a copy of these filings at no cost, by writing us at the following address or calling us at the following telephone number:
Verso Technologies, Inc.
400 Galleria Parkway
Suite 200
Atlanta, Georgia 30339
Attn: Corporate Secretary
(678) 589-3500
     Except for those instances in which a specific date is referenced, the information in this prospectus is accurate as of [                    ], 2007. You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized any person to give any information or to make any representations that differ from, or add to, the information discussed in this prospectus. Therefore, if anyone gives you different or additional information, then you should not rely on it.
EXPERTS
     The consolidated financial statements and schedule of Verso Technologies, Inc. and our subsidiaries as of

December 31, 2006 and for the year then ended, has been incorporated by reference into this prospectus and registration statement in reliance upon the report of Tauber & Balser P.C., an independent registered public accounting firm, which report is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
     The consolidated financial statements and schedule of Verso Technologies, Inc. and our subsidiaries as of December 31, 2005 and 2004, and for the years ended December 31, 2005 and 2004, have been incorporated by reference into this prospectus and registration statement in reliance upon the report of Grant Thornton LLP, an independent registered public accounting firm, which report is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
     The consolidated balance sheet of Verilink Corporation and subsidiaries as of July 1, 2005 and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows for the year then ended have been incorporated by reference into this prospectus and registration statement in reliance upon the report of Ehrhardt Keefe Steiner & Hottman PC, an independent registered public accounting firm, which report is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
     The audited historical financial statements as of July 2, 2004 and for each of the two years in the period ended July 2, 2004 (which contains an explanatory paragraph relating to Verilink Corporation’s ability to continue as a going concern as described in Note 1 to the financial statements) beginning on page F-18 of Exhibit 99.1 to Verso Technologies, Inc.’s Amendment No. 1 to Current Report on Form 8-K/A dated August 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
LEGAL MATTERS
     Oppenheimer Wolff & Donnelly LLP, Minneapolis, Minnesota, has passed upon the validity of the shares of the common stock offered by this prospectus.

7,500,000 SHARES
VERSO TECHNOLOGIES, INC.
COMMON STOCK
PROSPECTUS
[                    ], 2007
No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus in connection with any offering to be made by the prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby, in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any offer or sale made hereunder shall, under any circumstance, create an implication that there has been no change in the facts set forth in this prospectus or in our affairs since the date hereof.

PROSPECTUS

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
     The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered.

Registration Fee	$215
Printing Fees and Expenses	0
Legal Fees and Expenses	60,000
Accounting Fees and Expenses	60,000
Miscellaneous	785
Total	$121,000
Item 15. Indemnification of Directors and Officers
     Article V of our articles of incorporation limits the liability of our directors to the fullest extent permitted by the Minnesota Business Corporation Act (the “MBCA”). Specifically, our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except liability for (i) any breach of the duty of loyalty to us or our shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain Minnesota securities laws, or (v) any transaction from which the director derives an improper personal benefit.
     Article IV of our articles of incorporation gives us the power and authority to provide indemnification to our officers, directors, employees and agents to the fullest extent permissible under the MBCA. Section 302A.521 of the MBCA requires that we indemnify any director, officer or employee made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with the proceeding if certain statutory standards are met. “Proceeding” means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including a derivative action in the our name. Reference is made to the detailed terms of Section 302A.521 of the MBCA for a complete statement of such indemnification rights.
     Article VII of our bylaws provides that we shall indemnify such persons, for such expenses and liabilities, in such manner, under such circumstances, and to such extent, as permitted by the MBCA, as now enacted or hereafter amended, provided that a determination is made in each case, in the manner required by such statute, that the person seeking indemnification is eligible therefor.
     We maintain directors’ and officers’ liability insurance, including a reimbursement policy in our favor. We have also entered into indemnification agreements with certain of our directors and non-director officers at the level of Vice President and above. Our shareholders ratified such agreements at the 2001 annual meeting of our shareholders.
Item 16. Exhibits
     The exhibits filed with this registration statement or incorporated herein by reference are set forth on the Exhibit Index set forth elsewhere herein.

Item 17. Undertakings
     The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing this registration statement on Form S-3/A and has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 5, 2007.

VERSO TECHNOLOGIES, INC.

/s/ Montgomery L. Bannerman

Montgomery L. Bannerman
Chief Executive Officer
     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Montgomery L. Bannerman	Chief Executive Officer	June 5, 2007
Montgomery L. Bannerman	(Principal Executive Officer)

/s/ Martin D. Kidder	Chief Financial Officer (Principal Financial Officer and	June 5, 2007
Martin D. Kidder	Principal Accounting Officer)

*	Director	June 5, 2007
Mark H. Dunaway

*	Director	June 5, 2007
Gary H. Heck

*	Director	June 5, 2007
James R. Kanely

Name	Title	Date

*	Director	June 5, 2007
Amy L. Newmark

/s/ Steven A. Odom	Executive Chairman of the Board	June 5, 2007
Steven A. Odom

*	Director	June 5, 2007
James A. Verbrugge

*	Director	June 5, 2007
William J. West

* By: /s/ Martin D. Kidder
Martin D. Kidder
Attorney-In-fact

EXHIBIT INDEX

Exhibit No.	Exhibit	Method of Filing
4.1	Form of Warrant to purchase shares of the Registrant’s common stock dated January 31, 2007 pursuant to the Securities Purchase Agreement dated January 30, 2007 among the Registrant and the purchasers signatory thereto.	Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed January 31, 2007.

4.2	Form of Warrant to purchase shares of the Registrant’s common stock dated February 5, 2007 pursuant to the Securities Purchase Agreement among the Registrant and the purchasers signatory thereto dated as of February 2, 2007.	Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed February 6, 2007.

4.3	Form of Warrant to purchase shares of the Registrant’s common stock dated February 6, 2007 pursuant to the Securities Purchase Agreement among the Registrant and the purchasers signatory thereto dated as of February 5, 2007.	Incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed February 6, 2007.

4.4	Form of Warrant to purchase shares of the Registrant’s common stock dated February 9, 2007 pursuant to the Securities Purchase Agreement among the Registrant and the purchaser signatory thereto dated as of February 9, 2007.	Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed February 12, 2007.

4.5	Form of Registration Rights Agreement dated as of January 30, 2007 entered into pursuant to the Securities Purchase Agreement dated January 30, 2007 among the Registrant and the purchasers signatory thereto.	Incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed January 31, 2007.

4.6	Form of Registration Rights Agreement dated as of February 2, 2007 entered into pursuant to the Securities Purchase Agreement among the Registrant and the purchasers signatory thereto dated as of February 2, 2007.	Incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed February 6, 2007.

4.7	Form of Registration Rights Agreement dated as of February 5, 2007 entered into pursuant to the Securities Purchase Agreement among the Registrant and the purchasers signatory thereto dated as of February 5, 2007.	Incorporated by reference to Exhibit 99.4 to the Registrant’s Current Report on Form 8-K filed February 6, 2007.

4.8	Form of Registration Rights Agreement dated as of February 9, 2007 entered into pursuant to the Securities Purchase Agreement among the Registrant and the purchaser signatory thereto dated as of February 9, 2007.	Incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed February 12, 2007.

5.1	Opinion of Oppenheimer Wolff & Donnelly LLP as to the legality of securities being registered.	Previously filed.

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Exhibit No.	Exhibit	Method of Filing
10.1	Securities Purchase Agreement dated as of January 30, 2007 among the Registrant and the purchasers signatory thereto.	Incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed January 31, 2007.

10.2	Securities Purchase Agreement dated as of February 2, 2007 among the Registrant and the purchasers signatory thereto.	Incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed February 6, 2007.

10.3	Securities Purchase Agreement dated as of February 5, 2007 among the Registrant and the purchasers signatory thereto.	Incorporated by reference to Exhibit 99.3 to the Registrant’s Current Report on Form 8-K filed February 6, 2007.

10.4	Securities Purchase Agreement dated as of February 9, 2007 among the Registrant and the purchaser signatory thereto.	Incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed February 12, 2007.

23.1	Consent of Tauber & Balser, P.C.	Filed herewith.

23.2	Consent of Grant Thornton LLP.	Filed herewith.

23.3	Consent of Ehrhardt Keefe Steiner & Hottman PC.	Filed herewith.

23.4	Consent of PricewaterhouseCoopers LLP.	Filed herewith.

23.6	Consent of Oppenheimer Wolff & Donnelly LLP with respect to its opinion as to the legality of the securities being registered (contained in Exhibit 5.1).	Previously filed.

24.1	Powers of Attorney (contained on the signature page hereto).	Previously Filed.

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